Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Meeting of the Board of Directors

Oi S.A. – In Judicial Reorganization (the “Company” or “Oi”), communicates to its shareholders and the market in general that the Company’s Board of Directors met on this date to assess the requirement for a call of an extraordinary general shareholders’ meeting requested by Société Mondiale Fundo de Investimento em Ações.

In light mainly of the Judgment of the 7th Corporate Court of the District of the Capital of the State of Rio de Janeiro (where the Company’s judicial reorganization is pending) which granted the request made by the Brazilian National Telecommunications Agency – ANATEL to determine that prior approval from ANATEL is required for, among others, the possible transfer of Oi’s corporate control, including the replacement of the Company’s Board of Directors, the Board of Directors of Oi believes that, before it resolves upon the possible call of an extraordinary general shareholders’ meeting, the 7th Corporate Court of the District of the Capital of the State of Rio de Janeiro should be heard on the timeliness and propriety of the requested call, in order to fully comply with the abovementioned Judgment.

The Company will keep its shareholders and the market informed of any development of the subject matters of this Notice to the Market.

Rio de Janeiro, July 22, 2016.

Oi S.A. – In Judicial Reorganization

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer